Exhibit 99.CODEETH

JULIUS BAER INVESTMENT FUNDS

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND

SENIOR FINANCIAL OFFICERS

PURSUANT TO THE SARBANES-OXLEY ACT OF 2002

I.                                         Introduction

Section 406 of the Sarbanes-Oxley Act of 2002 directed the Securities and Exchange Commission (the “SEC”) to adopt rules requiring companies to disclose whether or not they have adopted a code of ethics for senior financial officers, and if not, why not.  The SEC has adopted rules requiring registered investment companies to make such disclosures.  These rules extend coverage to chief executive officers as well as senior financial officers, and require disclosure of waivers or substantive changes in any code.  This Code of Ethics (“Code”) addresses these new requirements, and is different in nature and scope from the code of ethics that was previously adopted as required under Section 17(j) of the Investment Company Act of 1940 (the “1940 Act”) and Rule 17j-1 thereunder, which focuses on personal trading activities.

II.                                     Policy Statement

It is the policy of Julius Baer Investment Funds (the “Fund”) to conduct its affairs in accordance with all applicable laws and governmental rules and regulations.  This Code has been adopted by the Fund’s Board of Trustees (the “Board”) and applies to the persons appointed by the Board as Principal Executive Officer, Chief Financial Officer and Principal Accounting Officer and any persons performing similar functions, all as identified in Exhibit A, as modified from time to time (the “Covered Officers”).  Each Covered Officer is personally responsible for adhering to the standards and restrictions imposed by applicable laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.  This Code is designed to deter wrongdoing and promote:

•                                          honest and ethical conduct, including the ethical handling of actual or apparent conflicts of  interest between personal and professional relationships;

•                                          full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund;

•                                          compliance with applicable laws and governmental rules and regulations;

•                                          prompt internal reporting of violations of this Code to the appropriate person; and

•                                          accountability for adherence to this Code.

This Code covers a broad range of business practices.  It does not cover every issue that may arise, but it sets out basic principles to guide Covered Officers.  In this regard, each Covered Officer must:

•                                          act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Fund’s policies;

•                                          observe both the form and spirit of laws, governmental rules and regulations, and accounting standards;

•                                          adhere to a high standard of business ethics; and

•                                          place the interests of the Fund and its shareholders before the Covered Officer’s own personal interests.

All activities of Covered Officers should be guided by and adhere to these fiduciary standards.  Covered Officers should not hesitate to use available resources whenever it is desirable to seek clarification.  Covered Officers are encouraged to consult with the senior compliance officer of the Fund’s investment adviser (the “Compliance Officer”) when in doubt about the best course of action in a particular situation.

III.                                 Conflicts of Interest

Covered Officers should handle ethically actual and apparent conflicts of interest.  A “conflict of interest” occurs when a Covered Officer’s personal interests interfere with the interests of, or his service to, the Fund and its shareholders.  A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his duties as a Fund officer objectively and effectively.  Service to the Fund should never be subordinated to either a direct or indirect personal gain or advantage.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the 1940 Act and the Investment Advisers Act of 1940.  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund.  The Fund’s and the investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions.  This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the investment adviser of which the Covered Officers are also officers or employees.  As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Fund.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund.  Thus, if performed in conformity with the provisions of the 1940 Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.  In addition, this Code recognizes that the Covered Officers may also be officers or employees of one or more other investment companies covered by other codes.  Nevertheless, each Covered Officer recognizes that, as an officer of the Fund, he has a duty to act in the best interests of the Fund and its shareholders.

Each Covered Officer must:

•                                          avoid conflicts of interest wherever possible;

•                                          not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

•                                          not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund; and

•                                          not engage in personal, business or professional relationships or dealings, which would impair his independence of judgment or adversely affect the performance of his duties in the best interests of the Fund and its shareholders.

IV.                                Accuracy of Reports, Records and Accounts

All Covered Officers are responsible for the accuracy of the records and reports that they are responsible for maintaining.  Each Covered Officer shall seek to obtain additional resources if he believes that existing resources are inadequate to enable the Fund to provide full, fair and accurate financial information and other disclosure to regulators and Fund shareholders.  Accurate information is essential to the Fund’s ability to meet legal and regulatory obligations.  The books and records of the Fund shall meet the highest standards and accurately reflect the true nature of the transactions they record.  The Covered Officers must not create false or misleading documents or accounting, financial or electronic records for any purpose, and must not direct any other person to do so.  If a Covered Officer becomes aware that information filed with the SEC or made available to the public contains any false or misleading information or omits to disclose necessary information, he shall promptly report it to the Compliance Officer for a determination as to what, if any, corrective action is necessary or appropriate.

No undisclosed or unrecorded account or fund shall be established for any purpose.  No false or misleading entries shall be made in the Fund’s books or records for any reason.  No disbursement of Fund assets shall be made without adequate supporting documentation or for any purpose other than as described in the Fund’s documents or contracts.

V.                                    Fund’s Disclosure Controls and Procedures

Each Covered Officer is required to be familiar, and comply, with the Fund’s disclosure controls and procedures.  In addition, each Covered Officer having direct or supervisory authority regarding SEC filings or the Fund’s other public communications should, to the extent appropriate within his area of responsibility, consult with other Fund officers and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each Covered Officer must:

•                                          familiarize himself with the disclosure requirements generally applicable to the Fund as well as the business and financial operations of the Fund;

•                                          not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Board, auditors, and legal counsel and to governmental regulators and self-regulatory organizations; and

•                                          ensure that reasonable steps are taken within his area of responsibility to promote full, fair, accurate, timely and understandable disclosure in all regulatory filings, as well as when communicating with the Fund’s shareholders or the general public, in accordance with applicable law; and

•                                          Consistent with his or her responsibilities, exercise appropriate supervision over and assist relevant Fund service providers in developing financial information and other disclosure that complies with relevant law and presents information in a clear, comprehensible and complete manner.

VI.                                Compliance, Reporting and Recordkeeping

Any covered Officer who violates the provisions of this Code will be subject to disciplinary action and appropriate sanctions, up to and including termination.  Sanctions shall be imposed by the Fund’s Audit Committee, subject to review by the full Board, in its sole discretion.  Depending on the nature and severity of the violation, the Fund may refer such violation to appropriate authorities for civil action or criminal prosecution.

Each Covered Officer shall:

•                                          upon adoption of the Code or upon becoming a Covered Officer, sign and submit an initial acknowledgement (attached as Exhibit B) confirming that he has received, read, and understands the Code;

•                                          annually sign and submit an annual acknowledgment (attached as Exhibit C) confirming that he has complied with the requirements of the Code;

•                                          not retaliate against any Covered Officer or other person for making reports of potential violations in good faith; and

•                                          notify the Compliance Officer of any actual or potential violation of the Code. Failure to do so is itself a violation of this Code.

The Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.  The Compliance Officer shall take all action it considers appropriate to investigate any actual or potential violations reported to it, and the Compliance Officer is authorized and encouraged to consult, as appropriate, with the Chairman of the Audit Committee and counsel to the Fund.  Any matter that the Compliance Officer believes is a violation of this Code will be reported to the Audit Committee.

The Audit Committee is responsible for granting waivers from the terms and provisions of this Code, as it deems appropriate. A waiver of any provision of this Code shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code.  A “waiver” is defined as the approval by the Fund of a material departure from any provision of the Code.

The waiver process shall consist of the following steps:

•                  The Covered Officer shall set forth a request for waiver in writing.  The request shall describe the conduct, activity or transaction for which the Covered Officer seeks a waiver, and shall briefly explain the reason for engaging in the conduct, activity or transaction.

•                  The determination with respect to the waiver shall be made in a timely fashion by the Compliance Officer, in consultation with the Fund’s counsel, and submitted to the [Audit Committee] for review and approval.

•                  The decision with respect to the waiver requested shall be documented and kept in the Fund’s records for the appropriate period mandated by applicable law or regulation.

To the extent required by applicable law, waivers (including “implicit waivers”) shall be publicly disclosed on a timely basis.  An “implicit waiver” is defined as the Fund’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to an “executive officer” of the Fund.  For this purpose, an “executive officer” is the Fund’s President or Principal Executive Office, Vice President (who is in charge of a principal policymaking function), or any other person who performs similar policymaking functions for the Fund.  If a material departure from a provision of this Code is known only by the Covered Person that has caused the material departure from the Code, the material departure from the Code will not be considered to have been made known to an executive officer of the Fund for purposes of determining whether there has been an implicit waiver.

The Fund will maintain and preserve for a period of not less than six (6) years from the date such action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Audit Committee and/or Board: (i) that provided the basis for any amendment or waiver to this Code, and (ii) relating to any violation of the Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Audit Committee and/or Board.

VII.                            Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder.  Insofar as other policies or procedures of the Fund or the Fund’s investment adviser govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.  The joint code of ethics of the Fund and its investment adviser under Rule 17j-1 under the 1940 Act is not part of this Code.

VIII.                        Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by the Board.

IX.                                Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and the Fund’s counsel.

X.                                    Disclosure

The Fund must disclose this Code, any substantive amendments and any waivers (including implicit waivers) by: (i) filing with the SEC a copy of the Code, any such amendments and waivers in the Fund’s annual report on Form N-CSR; or (ii) posting the text of this Code, any such amendments and waivers on the Fund’s Internet website and disclosing in each report on Form N-CSR, its Internet address and the fact that it has posted this Code on the website; or (iii) undertaking in each report on Form N-CSR to provide to any person without charge, upon request, a copy of this Code, any such amendments and waivers and explain the manner in which such request may be made.

Adopted:  September 24, 2003

Revised:   February 22, 2005

EXHIBIT A

“Covered Officers” covered by this Code of Ethics for Principal Executive and Senior Financial Officers:

Tony Williams	President (and principal executive officer for purposes of compliance with the Sarbanes-Oxley Act of 2002 (the “Act”))

Craig M. Giunta

Secretary, Treasurer and Chief Financial Officer (and principal accounting officer for purposes of Section 32(b) of the Investment Company Act of 1940, as amended, and principal financial officer for purposes of compliance with the Act)